Exhibit 99.8

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 9, 2016 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), by and among WL Ross Holding Corp. (“WL Ross” or the “Company”), Neon Acquisition Company LLC, which was a wholly-owned subsidiary of WL Ross at the time of the mergers described below (“Blocker Merger Sub”), Neon Holding Company LLC, which was a wholly-owned subsidiary of WL Ross at the time of the mergers described below (“Company Merger Sub”), Nexeo Solutions Holdings, LLC (“Nexeo”), TPG Accolade Delaware, L.P. (“Blocker”), and Nexeo Holdco, LLC (“New Holdco”).  Pursuant to the Merger Agreement, WL Ross acquired Nexeo through a series of two mergers. First, Company Merger Sub merged with and into Nexeo (the “Company Merger”), with Nexeo continuing as the surviving entity, with WL Ross and Blocker as its sole owners. Next, immediately following the effectiveness of the Company Merger, Blocker Merger Sub merged with and into Blocker (the “Blocker Merger” and, together with the Company Merger, the “Mergers”), with Blocker continuing as the surviving entity and as a wholly-owned subsidiary of WL Ross.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, combines the historical consolidated statement of operations of the Company for the year ended December 31, 2015 and of Nexeo for the year ended September 30, 2015, giving effect to the Business Combination as if it had been consummated on January 1, 2015, the beginning of the Company’s most recently completed fiscal year. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2016, combines the historical condensed consolidated statement of operations of the Company for the quarter ended March 31, 2016 and of Nexeo for the quarter ended December 31, 2015, giving effect to the Business Combination as if it had been consummated on January 1, 2015, the beginning of the Company’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet at March 31, 2016, combines the historical condensed consolidated balance sheet of the Company at March 31, 2016 and of Nexeo at December 31, 2015, giving effect to the Business Combination as if it had been consummated on March 31, 2016. The unaudited pro forma condensed combined financial information also gives effect to the merger of Blocker, a holding company that holds an investment in Nexeo. Blocker had immaterial assets, liabilities and expenses apart from its investment in Nexeo and therefore no separate financial statements of Blocker are presented. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (1) directly attributable to the Business Combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are included in the respective Annual or Quarterly reports as it relate to the Company or incorporated herein by reference in this Current Report on Form 8-K:

•               Historical audited consolidated statement of operations of WL Ross at, and for the year ended, December 31, 2015, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015;

•               Historical unaudited condensed financial statements of WL Ross at, and for the quarter ended, March 31, 2016, and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•               Historical audited consolidated statement of operations of Nexeo at, and for the year ended, September 30, 2015, and the related notes beginning on page F-48 of the Company’s definitive proxy statement filed on May 10, 2016, as revised on May 18, 2016 and May 26, 2016 (the “Proxy Statement”); and

•               Historical unaudited condensed consolidated financial statements of Nexeo at, and for the quarter ended, December 31, 2015, and the related notes included as Exhibit 99.1 to the Current Report on Form 8-K to which these unaudited pro forma condensed combined financial statements are filed as an exhibit.

The unaudited pro forma condensed financial information presented herein reflects actual redemptions of 29,793,320 shares of common stock by the Company stockholders in conjunction with the stockholder vote on the transactions contemplated by the Merger Agreement at meeting held on June 9, 2016.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

The Company has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired, the liabilities assumed and the related allocations of the purchase price in the Business Combination. As a result, the unaudited pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with members of Nexeo’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of Nexeo. The valuation will be finalized as soon as practicable within the required measurement period, but in no event later than twelve months following completion of the Business Combination. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the balance sheet and/or statement of operations. In addition, the final purchase price of the Business Combination is subject to the settlement of the final net working capital adjustment expected no later than 75 days following the close of the Business Combination. The final purchase price and the final purchase price allocation may be different than that reflected in the preliminary purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information, although helpful in illustrating the financial characteristics of the Company under one set of assumptions, does not reflect the benefits of cost-saving initiatives (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Business Combination and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial information also excludes the effects of costs associated with any restructuring activities, integration activities or asset dispositions resulting from the Business Combination, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the Business Combination. However, such costs could affect the combined company following the Business Combination in the period the costs are incurred or recorded.

NEXEO SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(in millions, except per share amounts)

	WL Ross(a)	NEXEO(b)	Pro Forma Purchase Accounting Adj.		Pro Forma Financing Adj.		Pro Forma Combined
Sales and operating revenue	$—	$3,949.1	$—		$—		$3,949.1
Cost of sales and operating expenses	—	3,541.1	3.1	(c)	—		3,544.2
Gross profit	—	408.0	(3.1)		—		404.9
Selling, general and administrative costs	0.8	329.5	6.3	(c)	—		336.6
Transaction and related costs	—	0.1	—		—		0.1
Operating income (loss)	(0.8)	78.4	(9.4)		—		68.2
Other income	—	11.4	—		—		11.4
Interest income	0.4	0.1	(0.4	)(d)	—		0.1
Interest expense	—	(64.8)	(5.8	)(e)	17.4	(g)	(53.2)
Income (loss) before income taxes	(0.4)	25.1	(15.6)		17.4		26.5
Income tax expense (benefit)	—	4.0	21.3	(f)	(14.9	)(f)	10.4
Net (loss) income from continuing operations	$(0.4)	$21.1	$(36.9)		$32.3		$16.1
Weighted average common shares outstanding:
Basic	14,846,923		61,727,842	(h)			76,574,765
Diluted	14,846,923		61,727,842	(h)			76,574,765
Net income (loss) per common share:
Basic	$(0.02)						$0.21
Diluted	$(0.02)						$0.21

See accompanying notes to the unaudited pro forma condensed combined financial information.

NEXEO SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
QUARTER ENDED MARCH 31, 2016
(in millions, except per share amounts)

	WL Ross(a)	NEXEO(b)	Pro Forma Purchase Accounting Adj.		Pro Forma Financing Adj.		Pro Forma Combined
Sales and operating revenue	$—	$827.7	$—		$—		$827.7
Cost of sales and operating expenses	—	732.5	0.6	(c)	—		733.1
Gross profit	—	95.2	(0.6)		—		94.6
Selling, general and administrative costs	1.9	74.7	1.3	(c)	—		77.9
Transaction and related costs	—	1.0	—		—		1.0
Operating income (loss)	(1.9)	19.5	(1.9)		—		15.7
Other income	—	1.7	—		—		1.7
Interest income	0.4	—	(0.4	)(d)	—		—
Interest expense	—	(15.6)	(1.4	)(e)	3.9	(g)	(13.1)
Income (loss) before income taxes	(1.5)	5.6	(3.7)		3.9		4.3
Income tax expense (benefit)	—	1.3	4.0	(f)	(3.7	)(f)	1.6
Net (loss) income from continuing operations	$(1.5)	$4.3	$(7.7)		$7.6		$2.7
Weighted average common shares outstanding:
Basic	14,869,747		61,727,842	(h)			76,597,589
Diluted	14,869,747		61,727,842	(h)			76,597,589
Net income (loss) per common share:
Basic	$(0.10)						$0.04
Diluted	$(0.10)						$0.04

See accompanying notes to the unaudited pro forma condensed combined financial information.

NEXEO SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AT MARCH 31, 2016
(in millions)

					Pro Forma
			Pro Forma Purchase		Financing		Pro Forma
	WL Ross(a)	NEXEO(b)	Accounting Adj.		Adj.		Combined
Cash and cash equivalents	$—	$57.8	$19.3	(c)	$(67.1	)(c)	$10.0
Accounts and notes receivable, net	—	448.7	—		—		448.7
Inventories	—	315.0	9.1	(d)	—		324.1
Deferred income taxes	—	—	8.8	(e)	—		8.8
Other current assets	0.1	20.8	—		—		20.9
Total current assets	0.1	842.3	37.2		(67.1)		812.5
Property, plant and equipment, net	—	237.2	101.7	(d)	—		338.9
Goodwill	—	371.3	319.3	(f)	—		690.6
Other intangible assets, net	—	107.4	102.0	(g)	—		209.4
Non-current deferred taxes	—	1.0	(0.5	)(e)	—		0.5
Other non-current assets	501.0	15.6	(501.0	)(h)	10.8	(p)	26.4
Total non-current assets	501.0	732.5	21.5		10.8		1,265.8
Total assets	$501.1	$1,574.8	$58.7		$(56.3)		$2,078.3
Short-term debt and current portion of capital lease obligations	$0.2	$39.8	$—		$(2.3	)(q)	$37.7
Accounts payable	—	277.9	—		—		277.9
Accrued expenses and other liabilities	1.8	43.7	—		(0.3	)(p)	45.2
Sponsor convertible note	0.7	—	(0.7	)(i)			—
Related party payable	—	0.3	—		—		0.3
Income tax payable	—	0.8	—		—		0.8
Deferred income taxes	—	—	0.1	(e)	—		0.1
Total current liabilities	2.7	362.5	(0.6)		(2.6)		362.0
Long-term debt and capital lease obligations, net	—	825.5	—		(38.1	)(r)	787.4
Non-current deferred income taxes	—	92.1	(42.4	)(e)	—		49.7
Contingent consideration	—	—	152.7	(j)	—		152.7
Other non-current liabilities	18.3	11.8	(18.4	)(k)	—		11.7
Total non-current liabilities	18.3	929.4	91.9		(38.1)		1,001.5
Total liabilities	21.0	1,291.9	91.3		(40.7)		1,363.5
Redeemable equity	475.1	—	(475.1	)(l)	—		—
Common Stock	—	—	0.1	(l)(m)(k)	—		0.1
Additional paid-in capital	7.9	—	752.3	(1)(n)(k)	—		760.2
Series A membership interest	—	490.4	(490.4	)(o)	—		—
Series B membership interest	—	5.3	(5.3	)(o)	—		—
Accumulated deficit	(2.9)	(158.5)	131.9	(k)(o)	(15.9	)(p)	(45.4)
Accumulated other comprehensive loss	—	(54.3)	53.9	(o)	0.3	(p)	(0.1)
Total equity	5.0	282.9	442.5		(15.6)		714.8
Total liabilities and equity	$501.1	$1,574.8	$58.7		$(56.3)		$2,078.3

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On March 21, 2016, the Company entered into the Merger Agreement with Company Merger Sub, Blocker Merger Sub, Blocker, Nexeo and New Holdco pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company acquired Nexeo through a series of two mergers: a merger of Company Merger Sub with and into Nexeo with Nexeo continuing as the surviving entity, which we refer to as the “Company Merger”, and, immediately thereafter, a merger of Blocker Merger Sub with and into Blocker, with Blocker as the surviving entity, which we refer to as the “Blocker Merger” and, together with the Company Merger, the “Business Combination”.

Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the Aggregate Purchase Price for the Business Combination and related transactions was approximately $1.6 billion, which is the value implied by adding (i) approximately $276.7 million of equity consideration in the combined company issued to the Selling Equityholders, (ii) approximately $32.7 million of founder shares consideration to be transferred to Selling Equityholders, (iii) approximately $424.9 million of cash consideration payable to the Selling Equityholders at the closing of the Business Combination, (iv) the assumption or refinancing of Nexeo’s net debt of approximately $808.3 million as of December 31, 2015, and (v) approximately $56.5 million in gross Deferred Cash Consideration payable to Selling Equityholders, which amount will be reduced by, among other things, the aggregate amount of the funds used to repay certain debt obligations of Nexeo and the assumption of certain capital lease obligations of Nexeo as set forth in the Merger Agreement. The total consideration to be paid to Selling Equityholders funded through a combination of the Stock Consideration and an amount of cash equal to the sum of (i) cash held by Nexeo and certain of its subsidiaries at the closing of the Business Combination, (ii) cash available to us from our Trust Account, after giving effect to taxes payable, any redemptions that were elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit prior to closing the Business Combination and certain transaction fees and expenses in connection with the Business Combination, including stock consideration to satisfy the payment of $18.3 million in deferred underwriting commissions to the underwriters of our IPO, (iii) the net proceeds of our Debt Financing and (iv) the PIPE Investment, less (i) certain transaction expenses and (ii) the aggregate amount of funds paid to discharge certain debt obligations of Nexeo. The proceeds from the Trust Account, Debt Financing and PIPE Investment in excess of that which was needed to consummate the Business Combination and repay the remainder of certain of Nexeo’s existing debt will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Under the Merger Agreement, Selling Equityholders also received at the closing of the Business Combination as consideration from our Sponsor a portion of the Founder Shares issued to our Sponsor at the time of our IPO through the Founder Shares Transfer. Our Sponsor is providing this consideration to Selling Equityholders in lieu of transferring such Founder Shares back to the Company for cancellation, in exchange for no consideration, and reissuance of such Founder Shares to Selling Equityholders by the Company. The Founder Shares transferred to Selling Equityholders in connection with the Mergers are subject to the conditions and restrictions set forth in the Founder Share Transfer Letter Agreement, dated March 21, 2016, as it may be amended from time to time, by and among Holdco, WLRS and the Company (the “Transfer Letter”,” the SHRRA, and the underwriting agreement that the Company entered into with the underwriters at the time of our IPO. The Sponsor transferred 3,554,240 Founder Shares to the Selling Equityholders, which shares will be subject to forfeiture, transfer restrictions and restrictions on dividend distributions in the event that certain stock price milestones are not met. For more information about the Transfer Letter, please see the section of the Proxy Statement entitled “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Transfer Letter”.

In addition to the transactions contemplated by the Merger Agreement and in connection with the Business Combination, the Company’s private placement warrants issued to our Sponsor at the time of our IPO were exchanged by our Sponsor for our Common Stock at an exchange ratio of 0.10 shares of Common Stock for each private placement warrant at the closing of the Business Combination in the Private Placement Warrant Exchange.

Pursuant to the terms of the Merger Agreement, the aggregate stock ownership of Selling Equityholders from the Stock Consideration and the Founder Shares transferred under the Transfer Letter is subject to the 35% Cap. Selling Equityholders will receive any remaining purchase price as Deferred Cash Consideration. The Selling Equityholders’ right to receive Deferred Cash Consideration is subject to the terms and conditions set forth in the Merger Agreement and SHRRA.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting and is based on the historical condensed consolidated financial statements of WL Ross and Nexeo. WL Ross’ fiscal year-end is December 31 while Nexeo’s fiscal year end is September 30. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines WL Ross’ consolidated statement of operations for the year ended December 31, 2015 with Nexeo’s consolidated statement of operations for the year ended September 30, 2015. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2016 combines WL Ross’ condensed statement of operations for the quarter ended March 31, 2016 with Nexeo’s condensed consolidated statement of operations for the quarter ended December 31, 2015.The unaudited pro forma condensed combined balance sheet at March 31, 2016 combines WL Ross’ condensed balance sheet at March 31, 2016 with Nexeo’s condensed consolidated balance sheet at December 31, 2015. The unaudited pro forma condensed combined financial information also gives effect to the merger of Blocker, a holding company that holds an investment in Nexeo. Blocker had immaterial assets, liabilities and expenses apart from their investment in Nexeo and therefore no separate financial statements of Blocker are presented. The unaudited pro forma condensed combined financial information also reflects the actual redemption of a total of 29,793,320 shares of common stock pursuant to the terms of WL Ross’ Amended and Restated Certificate of Incorporation, resulting in a total payment to redeeming stockholders of $298.5 million.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combination (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 805”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by the Company, who was determined to be the accounting acquirer.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Business Combination include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings initiatives, or asset dispositions. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact.

The historical condensed consolidated statement of operations and balance sheet of Nexeo conform to the Company’s financial statement presentation and accounting policies.

3. Preliminary Allocation of Purchase Consideration

The total purchase consideration for the Business Combination has been allocated to the assets acquired and liabilities assumed for purposes of this unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Business Combination. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase consideration allocable to goodwill and could impact the operating results of the Company following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

The purchase consideration was preliminarily allocated as follows (in millions):

At March 31, 2016
Preliminary Purchase Consideration:
Cash consideration(1)	$388.0
Less: cash acquired	(57.8)
Repayment of Nexeo long-term debt	808.3
Rollover Equity	276.7
Founder Shares transferred to Selling Equityholders(2)	32.7
Contingent consideration — Deferred Shares	53.3
Contingent consideration — Tax Receivable Agreement	99.4
Total purchase consideration	$1,600.6
Preliminary Allocation of Purchase Consideration:
Tangible assets acquired:
Current assets	$802.4
Property, plant and equipment	338.9
Other non-current assets	3.5
Total tangible assets	$1,144.8
Identified intangible assets	209.4
Current liabilities assumed	(360.0)
Long-term liabilities assumed (less contingent consideration)	(84.2)
Total assets acquired in excess of liabilities assumed	910.0
Goodwill(1)	690.6
Total purchase consideration	$1,600.6

(1)         Includes consideration of the difference in Nexeo’s debt balances at December 31, 2015 compared to the debt balances at the time of the closing of the Business Combination on June 9, 2016.

(2)         Represents 3,554,240 Founder Shares transferred by Sponsor to Selling Equityholders at the closing of the Business Combination and a resulting equivalent increase in the goodwill of the Company.

The total purchase consideration excludes an assumed liability of $60.3 million of Nexeo’s debt that will carry forward after the close of the Business Combination, which is not included in the total purchase consideration calculation above, and includes $99.4 million of contingent consideration associated with the Tax Receivable Agreement and $32.7 million associated with the Founder Shares transferred by the Sponsor to the Selling Equityholders. The total purchase consideration also includes approximately $276.7 million of equity consideration in the combined company that will be issued to the Selling Equityholders in order to effectuate the Business Combination.

The estimated fair value of the  contingent consideration of approximately $99.4 million related to a Tax Receivable Agreement that the Company entered into with the Selling Equityholders, which generally provides for the payment by the Company to the Selling Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the Closing as a result of (i) certain increases in tax basis resulting from the Company Merger, (ii) certain tax attributes of Nexeo existing prior to the Mergers, (iii) net operating losses and certain other tax attributes of Blocker available to the Company as a result of the Blocker Merger, and (iv) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement.

The contingent consideration also includes $53.3 million in Deferred Cash Consideration that will be paid to Selling Equityholders. The Deferred Cash Consideration will be an amount equal to the prevailing Common Stock price of the Company at the time that the Company pays the applicable deferred cash payment multiplied by the number of Excess Shares; provided, that if the Company so elects, it may fund the Deferred Cash Consideration earlier through equity sales, in which case the Deferred Cash Consideration would equal the proceeds received in the applicable equity offering from the sale of a number of shares of Common Stock equal to the number of Excess Shares. The estimated fair value of the Deferred Cash Consideration is approximately $53.3 million based on the current share price, but may vary in the future depending on the applicable prevailing share price. The contingent consideration is recorded as a long-term liability in the unaudited pro forma condensed combined balance sheet.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles derived from customer relationships and certain trade names. Customer relationships were valued through application of the income approach. Under this approach, revenue, operating expenses and other costs associated with existing customers were estimated in order to derive cash flows attributable to the existing customer relationships. The resulting cash flows were then discounted to present value at a rate of 12.5% to arrive at the fair value of existing customer relationships as of the valuation date. The trade names were valued through application of the income approach, involving the estimation of likely future sales and an appropriate royalty rate of 0.25%. The amortization related to these amortizable identifiable intangible assets is reflected as an unaudited pro forma adjustment to the unaudited pro forma condensed combined statement of operations using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. A 12-year remaining useful life for customer relationships has been preliminarily estimated based on the projected economic benefits associated with these assets. The 12-year preliminarily estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. A four-year remaining useful life for the trade name has been preliminarily estimated based on the period in which the Company expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. These assumptions have been developed based on discussions with Nexeo’s management and Nexeo’s historical customer data. The amount that will ultimately be allocated to these identified intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation.

The preliminary allocation of the purchase consideration for property, plant and equipment was based on the fair market value of such assets determined using the cost approach. The cost approach consisted of estimating the fixed assets’ replacement cost new less all forms of depreciation. The assets’ reported historical costs in Nexeo’s fixed asset ledgers, assuming full asset utilization, were adjusted for inflation using cost inflationary indices obtained from public sources, including the U.S. Bureau of Labor Statistics. Depreciation expense was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 5 — 30 years and residual/salvage rates for in-use assets ranging from 2 — 15% and taking into consideration of the fixed assets’ reported ages and the remaining estimated service lives. Land was presented at its historical carrying value which approximates fair value as it reflects valuations determined in conjunction with recent business combinations using the sales comparison approach.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Nexeo.

4. Pro Forma Adjustments

Pro Forma Adjustments to the Statement of Operations:

(a)      Represents the historical consolidated statement of operations of WL Ross for the year ended December 31, 2015 and three months ended March 31, 2016.

(b)      Represents the historical consolidated statement of operations of Nexeo for the year ended September 30, 2015 and three months ended December 31, 2015.

(c)       Represents the adjustment to record the change in depreciation expense and intangible asset amortization based on the purchase price allocation as follows (in millions):

	Quarter Ended March 31, 2016	Year Ended December 31, 2015
Historical depreciation and amortization:
Cost of sales and operating expenses	$4.6	$17.1
Selling, general and administrative costs	9.0	35.4
Total historical depreciation and amortization	$13.6	$52.5
Pro forma depreciation and amortization:
Cost of sales and operating expenses	$5.2	$20.2
Selling, general and administrative costs	10.3	41.7
Total pro forma depreciation and amortization	$15.5	$61.9
Net depreciation and amortization adjustment:
Cost of sales and operating expenses	$0.6	$3.1
Selling, general and administrative costs	1.3	6.3
Net adjustments to depreciation and amortization	$1.9	$9.4

A 10% increase/decrease in the fair value attributable to property, plant and equipment would result in an increase/decrease in annual depreciation expense of approximately $3.9 million. A 10% increase/decrease in the fair value attributable to identified intangible assets would result in an increase/decrease in annual amortization expense of approximately $2.1 million. We believe that using a 10% threshold in our sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and would demonstrate a meaningful impact on the unaudited pro forma condensed combined statement of operations.

(d)      Represents the adjustment to eliminate historical interest income of WL Ross associated with the funds that were previously held in trust which will be used to fund the purchase consideration to effectuate the Business Combination.

(e)       Represents the adjustment to record imputed interest expense associated with the Tax Receivable Agreement, which is recorded as a long-term liability in the unaudited pro forma condensed combined balance sheet as described above. For pro forma purposes, interest expense was estimated using an estimated weighted average interest rate based on borrowing rates associated with new financing arrangements mentioned below. A change in the weighted average interest rate of 0.125% would change the annual interest expense by $124 thousand.

(f)        Represents the reversal of the tax impacts on the unaudited pro forma adjustments that are being eliminated related to depreciation and amortization, the adjustment to record the additional income tax expense resulting from the unaudited pro forma adjustments related to purchase price allocation adjustments (including additional depreciation and amortization) and financing and an adjustment to record the tax expense associated with the income from operations of Nexeo that were previously taxed as a partnership, all adjustments have be calculated based on an estimated global statutory tax rate of 35%. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities in various foreign tax jurisdictions.

(g)       Represents the net adjustment to interest expense associated with the incurrence of $768.0 million of debt in connection with the Business Combination, the decrease in interest expense related to historical debt of Nexeo that is to be repaid as part of or just prior to the Business Combination. The net adjustment to interest expense is calculated as follows (in millions):

	Quarter Ended March 31, 2016	Year Ended December 31, 2015
Interest expense and amortization of debt issuance costs and original issue discount on new debt	$(11.3)	$(45.2)
Less: interest expense and amortization of debt issuance costs and original issue discount on Nexeo’s refinanced debt	15.2	62.6
Net adjustment to interest expense	$3.9	$17.4

These debt issuance costs will be amortized on a straight-line basis (which approximates the effective-interest method) over a period of 5 to 7 years. The weighted-average interest rate of new debt incurred is expected to be 4.8%. A change in the weighted average interest rate of 0.125% would change the annual interest expense by $960 thousand.

(h)      The following table represents the total pro forma adjustment to basic and diluted weighted average shares of common stock related to new structure:

Pro Forma Combined
Shares subject to redemption at March 31, 2016	47,512,924
Issuance of shares to Selling Equityholders upon consummation of the Business Combination	27,673,604
Issuance of shares pursuant to PIPE Investment to fund redemptions	23,492,306
Private placement warrants	2,240,000
Removal of Founder Shares from common stock outstanding pursuant to Founder Shares Exchange(1)	(12,506,250)
Shares redeemed from existing WL Ross shareholders	(29,793,320)
Issuance of shares to advisors	3,078,578
Director shares	30,000
Net adjustment to pro forma basic shares outstanding	61,727,842
—
Net adjustment to pro forma diluted shares outstanding	61,727,842

(1)  As part of this Business Combination, the Founder Shares (including the Founder Shares transferred to Selling Equityholders) are subject to forfeiture, transfer restrictions and restrictions on dividend distributions in the event that certain stock price milestones (which are in excess of the current share price) are not met, and as a result the Founder Shares are excluded from the calculation of weighted average common shares outstanding.

Pro Forma Adjustments to the Balance Sheet:

(a)      Represents the historical consolidated balance sheet of WL Ross at March 31, 2016.

(b)      Represents the historical consolidated balance sheet of Nexeo at December 31, 2015.

(c)       Represents the net adjustment to cash associated with the Company’s payment of purchase consideration for the Business Combination along with the refinancing of Nexeo’s historical short and long term debt:

Pro forma net adjustment to cash associated with purchase accounting adjustments (in millions):

	At March 31, 2016
WL Ross cash previously held in trust	$501.0	(1)
Payment made to WL Ross redeeming shareholders	(298.5	)(2)
Payment to Blocker and Selling Equityholders	(388.0	)(3)
Proceeds from equity raised via PIPE Investment	234.9	(4)
Payment to redeem March 2015 convertible note	(0.7	)(5)
Payment of transaction costs	(29.4	)(6)
Net adjustment to cash associated with purchase accounting	$19.3

(1)         Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination and the payment of the purchase consideration and repayment of historical Nexeo long-term debt.

(2)         Represents the cash paid to redeeming stockholders to redeem a total of 29,793,320 shares of common stock pursuant to the terms of WL Ross’ Amended and Restated Certificate of Incorporation.

(3)         Represents the net cash consideration portion of the total purchase consideration that is expected to be paid to effectuate the Business Combination. Includes consideration of Nexeo’s debt balance difference between December 31, 2015 and the debt balance at the time of the closing of the Business Combination on June 9, 2016.

(4)         Represents the issuance of 23.492 million shares of common stock at a price of $10.00 per share to raise an aggregate of $234.9 million of additional equity via the PIPE investment to effectuate the Business Combination.

(5)         Represents cash consideration paid to redeem the March 2015 and January 2016 convertible notes (current balance of $0.7 million).

(6)         Represents an adjustment to record estimated acquisition-related transaction costs. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the Business Combination and will be nonrecurring.

Pro forma net adjustments to cash associated with financing adjustments (in millions):

	At March 31, 2016
Repayment of Nexeo long-term debt	$(808.3	)(7)
Payment of debt issuance costs	(23.5	)(8)
Proceeds from issuance of new long-term debt	764.7	(9)
Net adjustment to cash associated with financing	$(67.1)

(7)         Represents the debt repayment portion of the total purchase consideration that is expected to be paid to effectuate the Business Combination, including repayment of historical debt balances of Nexeo.

(8)         Represents the payment of debt issuance costs of $23.5 million that is capitalized as debt issuance costs.

(9)         Represents the issuance of $768.0 million, including a $655.0 million term loan facility and borrowings of $113.0 million under our new $575.0 million asset-backed lending facility, net of an original issue discount of $3.3 million associated with the new term loan and asset-backed lending facility. The proposed term loan facility will mature in 7 years and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the loan.

(d)         Represents the adjustment to record the change in the carrying value of inventory and property, plant and equipment to fair value based on preliminary purchase price allocations. The inventory consisted primarily of finished products to be distributed to Nexeo’s customers. The fair value of inventory was established through application of the income approach, using estimates of selling prices and costs such as selling and marketing expenses to be incurred in order to dispose of the finished products and arriving at the future profitability that is expected to be generated once the inventory is sold (net realizable value). The fair values of the property, plant and equipment was based on the fair market value of such assets determined using the cost approach. The cost approach consisted of estimating the fixed assets’ replacement cost new less all forms of depreciation. The assets’ reported historical costs in Nexeo’s fixed asset ledgers, assuming full asset utilization, were adjusted for inflation using cost inflationary indices obtained from public sources, including the U.S. Bureau of Labor Statistics. Depreciation expense was estimated based on a straight line methodology, using original useful lives ranging from 5 — 30 years and residual/salvage rates for in-use assets ranging from 2 — 15% and taking into consideration of the fixed assets’ reported ages and the remaining estimated service lives. Land was presented at its historical carrying value which approximates fair value as it reflects valuations determined in conjunction with recent business combinations using the sales comparison approach. Property, plant and equipment will be depreciated on a straight-line basis over their estimated remaining useful lives ranging from 3 to 17 years.

(e)          Represents adjustments to reflect applicable deferred tax assets and liabilities comprised including the following: (i) deferred tax assets totaling $21.8 million associated with Blocker tax attributes acquired, (ii) deferred tax liabilities totaling $72.6 million associated with the change in fair value of the assets acquired and (iii) deferred tax liabilities totaling $1.3 million associated with the change in Nexeo’s tax status as a result of the Business Combination. In addition, includes the impact of a $99.7 million reduction in deferred tax liabilities associated with a difference in the approach between Nexeo and WL Ross to the determination of the recognition of deferred taxes on partnership outside basis differences. Under WL Ross accounting policies, the portion of the outside basis attributable to nondeductible goodwill was excluded from the outside basis difference for which a deferred tax liability is recorded.

(f)           Represents the net adjustment to goodwill based on the preliminary purchase price allocation and calculated, as follows (in millions):

At March 31, 2016
Elimination of Nexeo’s historical goodwill	$(371.3)
Goodwill from preliminary allocation of purchase consideration	690.6
Net adjustment to goodwill	$319.3

(g)          Represents the net adjustment to intangible assets based on the preliminary purchase price allocation, calculated as follows (in millions):

At March 31, 2016
Elimination of Nexeo’s historical intangible assets	$(107.4)
Intangible assets from preliminary allocation of purchase consideration	209.4
Net adjustment to intangible assets	$102.0

(h)         Represents an adjustment to reflect the reclassification of funds held in trust by WL Ross to cash and cash equivalents to be used to fund a portion of the overall purchase consideration.

(i)             Represents an adjustment to record the cash redemption of the March 2015 and January 2016 convertible notes.

(j)            Represents the impact of the $99.4 million contingent consideration liability, which is the estimated fair value of cash payments owed to Selling Equityholders pursuant to the Tax Receivable Agreement described above (the estimated undiscounted cash payments to be made by the combined company to Selling Equityholders pursuant to the Tax Receivable Agreement are based on an estimated intangible write-up amortized over 15 years, tax effected at 35%, which are then discounted to present value utilizing an appropriate market discount rate to arrive at the estimated fair value of the cash payments and the associated liability). The contingent consideration also includes $53.3 million in Deferred Cash Consideration that will be paid to Selling Equityholders. The Deferred Cash Consideration will be an amount equal to the prevailing Common Stock price of the Company at the time that the Company pays the applicable deferred cash payment multiplied by the number of Excess Shares; provided, that if the Company so elects, it may fund the Deferred Cash Consideration earlier through equity sales, in which case the Deferred Cash Consideration would equal the proceeds received in the applicable equity offering from the sale of a number of shares of Common Stock equal to the number of Excess Shares.

(k)         Represents the payment of certain deferred underwriting and transaction costs through the issuance of common stock in lieu of certain cash payments as well as the additional expense recorded in accumulated deficit. These transaction related costs are expensed as incurred and are not reflected in the unaudited pro forma condensed combined statement of operations.

(l)             Represents an adjustment to reflect that at the time of issuance, certain of WL Ross’ common stock was subject to a possible redemption and, as such, an amount of $475.1 million was classified outside the equity section in WL Ross’ historical consolidated balance sheet as of December 31, 2015.

(m)     Represents the net adjustment for the par value of the common stock upon conversion of the redeemable equity to common stock totaling approximately $2,000 as described above along with the common stock associated with the equity consideration paid to the Selling Equityholders to effectuate the Business Combination totaling approximately $28,000, certain transaction costs that were paid in equity totaling approximately $3,000 and the additional equity that was raised in conjunction with the PIPE Investment which was approximately $24,000.

(n)         Represents an adjustment to record the equity consideration in the combined company paid to the Selling Equityholders to effectuate the Business Combination. In addition, includes certain transaction expenses paid in equity of approximately $30.8 million to effectuate the Business Combination.  Also includes an adjustment for the additional paid in capital associated with the issuance of 23.492 million shares at a price of $10.00 per share to raise an aggregate of $234.9 million of additional equity via the PIPE Investment to effectuate the Business Combination.

(o)         Represents an adjustment to eliminate Nexeo’s historical Series A and Series B membership interests, accumulated deficit and accumulated other comprehensive loss as of December 31, 2015 in conjunction with the completion of the Business Combination.

(p)         Represents adjustments to remove Nexeo’s historical unamortized debt issuance costs of $12.7 million, unamortized original issue discount of $3.2 million and liability balances of $0.3 million associated with derivate instruments related to historical Nexeo debt. Also, represents an adjustment to record the capitalizable debt issuance costs of $23.5 million associated with the new asset backed lending and term loan facility as described above. These debt issuance costs will be amortized on a straight-line basis (which approximates the effective interest method) over a 5 to 7 year period.

(q)         Represents an adjustment related to the repayment of Nexeo’s current portion of long-term debt in conjunction with the consummation of the Business Combination.

(r)            Represents the net adjustment to long-term debt balance, as follows (in millions):

At March 31, 2016
Debt incurred in conjunction with the Business Combination	$768.0
Discount on new debt	(3.3)
Historical long-term Nexeo debt repaid (excluding current portion found in adjustment (q) above and to remove unamortized original issuance discount of $3.2 million)	(802.8)
Net adjustment to long-term debt	$(38.1)

In connection with the Business Combination, we obtained approximately $1.2 billion of financing from a syndicate of lenders consisting of (a) a $575.0 million senior secured asset based revolving credit facility, approximately $113.0 million of which we expect to draw at the closing, and (b) a $655.0 million senior secured first lien term loan facility. The revolving credit facility and the term loan facility are expected to mature on the fifth and seventh anniversary of the closing of the Business Combination, respectively.